NEWS RELEASE

Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521

Subject: SECOND QUARTER REPORT	Approved by: JAMES R. WEIGAND
ELKHART, INDIANA -— JANUARY 5, 2007
SKYLINE REPORTS RESULTS FOR SECOND QUARTER AND FIRST HALF
          Skyline Corporation’s net earnings for the second quarter of its fiscal 2007 year were $625,000 compared to $4,505,000 for the second quarter of fiscal 2006. On a per share basis, net earnings for the quarter which ended November 30, 2006 were $.07 versus $0.54 for a year ago.
          For the first half of fiscal 2007, net earnings were $2,521,000 compared to $6,849,000 for a year ago. Net earnings per share for the first half of fiscal 2007 were $.30 versus $0.82 for the first half of fiscal 2006. Net earnings per share for the first half of fiscal 2006 included a gain on the sale of vacant land of $0.03.
          Sales for Skyline’s fiscal 2007 second quarter were $94,786,000 compared to $136,487,000 for the second quarter of fiscal 2006. For the first six months of fiscal 2007, sales were $210,592,000 versus $254,833,000 for fiscal 2006.
          For Skyline’s manufactured housing group, sales for the second quarter of fiscal 2007 were $72,618,000 compared to $103,371,000 for the second quarter of fiscal 2006. For the first six months of fiscal 2007, sales by the manufactured housing group were $157,101,000 versus the $195,807,000 recorded for the first six months of fiscal 2006.
          For the recreational vehicle (RV) group, sales amounted to $22,168,000 for fiscal 2007’s second quarter compared to $33,116,000 for the second quarter of fiscal 2006. For the first six months of fiscal 2007, sales by the RV group were $53,491,000 versus $59,026,000 for the same period a year ago.
          As Skyline begins its third quarter, historically the slowest period in its fiscal year, the corporation continues to maintain its traditionally strong balance sheet with no long-term debt and a healthy position in cash and temporary cash investments. This financial strength, along with a seasoned management team, should help the corporation meet the challenges ahead.
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Bringing America Home. Bringing America Fun.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	(Unaudited)		(Unaudited)
	2006	2005	2006	2005

Sales	$94,786	$136,487	$210,592	$254,833

Earnings before income taxes	1,006	7,401	4,052	11,122
Provision for income taxes	381	2,896	1,531	4,273

Net earnings	$625	$4,505	$2,521	$6,849

Basic earnings per share	$.07	$.54	$.30	$.82	(A)

Number of weighted average common shares outstanding	8,391,244	8,391,244	8,391,244	8,391,244

(A)	Includes an after-tax gain on sale of vacant land of $.03 per share.
SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	November 30, (Unaudited)
	2006	2005
ASSETS

Cash and temporary investments	$134,658	$155,057
Accounts receivable	18,938	28,590
Inventories	11,966	10,981
Other current assets	10,281	8,285

Total Current Assets	175,843	202,913

Property, Plant and Equipment, net	35,234	34,438

Other Assets	10,268	9,642

	$221,345	$246,993

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$3,494	$10,334
Accrued liabilities	26,678	31,187
Income taxes payable	—	1,539

Total Current Liabilities	30,172	43,060

Other Deferred Liabilities	10,702	10,601

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	240,975	253,836
Treasury stock, at cost, 2,825,900 shares in 2006 and 2005	(65,744)	(65,744)

Total Shareholders’ Equity	180,471	193,332

	$221,345	$246,993